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Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 18, 2010, with respect to the statement of revenues and direct operating expenses of the interests of Linn Energy Holdings, LLC, Linn Operating, Inc., Mid-Continent I, LLC, Mid-Continent II, LLC, and Linn Exploration Midcontinent, LLC in certain oil and gas properties acquired by Laredo Petroleum, Inc. and subsidiaries for the period from January 1, 2008 to August 14, 2008, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
November 14, 2011

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  Exhibit 23.2
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS